Exhibit 99.1

Press Release
For Immediate Distribution

OVERLAND STORAGE RECEIVES NASDAQ

STAFF DEFICIENCY LETTER

Company Must Regain Compliance with Minimum

Bid Price Requirement before March 30, 2009

SAN DIEGO – October 3, 2008 – Overland Storage, Inc. (Nasdaq: OVRL), today reported that it received a Nasdaq Staff Deficiency Letter, dated October 1, 2008, providing notification that, for the last 30 consecutive business days, the bid price of Overland’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Global Market pursuant to Marketplace Rule 4450(a)(5). The letter further stated that the Company is provided 180 calendar days, or until March 30, 2009, to regain compliance. If, at anytime before March 30, 2009, the bid price of Overland’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq Staff will provide written notification to Overland indicating that it complies with Rule 4450(a)(5).

If Overland does not comply with Rule 4450(a)(5) by March 30, 2009, Overland may be eligible to have the listing of its shares transferred to the Nasdaq Capital Market, if on such date Overland meets the initial listing requirements for the Nasdaq Capital Market, other than the minimum bid price.  If Overland were eligible to and determined to transfer its listing to the Nasdaq Capital Market, Overland would have an additional period of 180 days to regain compliance with the minimum bid price requirement for a period of at least 10 consecutive business days.  Alternatively, Overland could appeal a delisting determination to a Nasdaq Listing Qualifications Panel and thereby attempt to retain its listing on the Nasdaq Global Market.

On October 1, 2008, Overland filed with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement on Schedule 14A for Overland’s annual meeting of shareholders scheduled for December 9, 2008, which preliminary proxy statement includes a proposal to authorize the Board of Directors, in its discretion, to effect a reverse stock split of Overland’s common stock at a specific ratio, ranging from one-for-two to one-for-ten, to be determined by the Board of Directors.  The Board of Directors believes that by reducing the number of shares of common stock outstanding through a reverse stock split, the per share price of the common stock will, upon such reduction, proportionately increase, permitting Overland to regain compliance with the requirement that its common stock have a minimum bid price of $1.00 to remain listed on the Nasdaq Global Market.  There is no assurance however that the shareholders will approve such proposal, or that if they do, implementation of a reverse stock split will succeed in achieving and maintaining the required $1.00 minimum bid price, or that Overland will continue to meet the other applicable Nasdaq continued listing requirements.  Shareholders are urged to read the definitive proxy statement when it is available because it will contain important information.  Shareholders of record as of October 15, 2008 will receive the definitive proxy statement by mail, and all investors will be able to obtain the definitive proxy statement, when it is available, for free at the SEC’s website at www.sec.gov or by contacting the Company’s Chief Financial Officer at 858-571-5555.

About Overland Storage

Overland Storage is an innovative provider of smart, affordable data protection appliances that help midrange and distributed enterprises ensure business-critical data is constantly protected, readily available and always there. Overland’s award-winning products include NEO SERIES® and ARCvault® tape libraries, REO SERIES® disk-based appliances with Virtual Tape Library (VTL) capabilities, ULTAMUS® RAID SAN-based appliances and Snap Server NAS-based appliances. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault Series, ARCvault ULTAMUS and Snap Server are trademarks of Overland Storage, Inc.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the company’s ability to comply with the minimum bid price requirements under the Nasdaq Marketplace Rules. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the company’s shareholders will approve a reverse stock stock, whether implementation of such a reverse stock split will cause the company’s common stock to maintain a closing bid price of $1.00 per share or higher for a minimum of 10 consecutive trading days and risks relating to the company’s ability to comply with other Nasdaq continued listing requirements. Other risks affecting the company are detailed from time to time in Overland’s periodic reports filed with the SEC. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

CONTACT INFORMATION:

Vernon A. LoForti, President and CEO

Email: vloforti@overlandstorage.com

858-571-5555

Kurt L. Kalbfleisch, VP Finance and CFO

Email:  kkalbfleisch@overlandstorage.com

858-571-5555